UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2015

RELM Wireless Corporation
(Exact Name of Registrant Specified in Charter)

Nevada
(State or other jurisdiction of incorporation)

001-32644 (Commission File Number)	59-34862971 (I.R.S. Employer Identification No.)

7100 Technology Drive, West Melbourne, FL (Address of principal executive offices)	32904 (Zip Code)
Registrant’s telephone number, including area code (321) 984-1414
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of George N. Benjamin, III

On February 24, 2015 Mr. George N. Benjamin, III notified the board of directors (the “Board”) of RELM Wireless Corporation (the “Company”) of his decision to resign from the Board, effective immediately. Mr. Benjamin had been a director since 1996, and was chairman of the Board from May 2003 until September 2014. Mr. Benjamin did not resign as a result of any disagreement with the Company on any matter. In connection with his resignation, the Board took action to cause the stock options granted to Mr. Benjamin on May 21, 2014, which were scheduled to vest on April 20, 2015, to vest and immediately become exercisable.

A copy of the press release announcing Mr. Benjamin’s resignation is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

(e)           Executive Incentive Bonus Plan

On February 24, 2015, the Compensation Committee (the “Compensation Committee”) of the Board adopted an executive incentive bonus plan for the fiscal year ending December 31, 2015 (the “Plan”) for the Company’s current “named executive officers” (for whom disclosure is required and shall be made in the Company’s definitive 2015 proxy statement pursuant to Item 401(c) of Regulation S-K), namely, David P. Storey, President and Chief Executive Officer, William P. Kelly, Executive Vice President and Chief Financial Officer, and James E. Gilley, Chief Technology Officer and Vice President.

Under the Plan, each of the named executive officers is eligible to receive a cash award if the Company achieves reportable audited pre-tax income for the year ending December 31, 2015 as specified in the Plan (the “Target Income”), provided that no executive officer shall be eligible to receive any such award unless he is still employed by the Company at the time the Committee acts to grant any such award.

The Plan establishes threshold, target and maximum cash bonus amounts, each expressed as a percentage of a cash award pool (the “Cash Award Pool”). If the Company achieves Target Income, the Cash Award Pool for the named executive officers will be approximately 7.8% of the Target Income (the “Target Cash Award Pool”). If the Company achieves a threshold of 90% of the Target Income, the Cash Award Pool for the named executive officers will be 50% of the Target Cash Award Pool. If the Company achieves a maximum of 120% of the Target Income, the Cash Award Pool for the named executive officers will be 150% of the Target Cash Award Pool. If the Company achieves reportable audited pre-tax income between the threshold and maximum Target Income amounts, the Cash Award Pool will be proportionally adjusted.

The named executive officers may not receive cash awards that exceed 100% of their base salaries.  The Cash Award Pool is allocable to the named executive officers as follows: 42% to Mr. Storey, 35% to Mr. Kelly and 23% to Mr. Gilley.

Under the Plan, the Committee may grant discretionary awards to the named executive officers if the Company achieves reportable audited pre-tax income for the fiscal year ending December 31, 2015 below or above such minimum and maximum criterion for pre-tax income.

Item 8.01 Other Events.

On February 24, 2015 the Company issued a press release announcing the date, time and place of the Company’s Annual Meeting, the record date for the Annual Meeting, and the Board’s nominees to stand for election as directors of the Company at the Annual Meeting.  The press release also announced the decision of the Board to decrease the overall size of the Board to six directors from eight directors effective with the election of directors at the Annual Meeting.  Director Randolph K. Piechocki has not been nominated to stand for re-election at the Annual Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release, dated February 24, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

Date: February 27, 2015	By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, issued February 24, 2015.